     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 24, 1998.





                                  FORM N-18F-1

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549









                                FILE NO. 33-44964
                                ICA NO. 811-6526









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            NOTIFICATION OF ELECTION PURSUANT TO RULE 18F-1 UNDER THE
                         INVESTMENT COMPANY ACT OF 1940.

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                               THE COVENTRY GROUP
                           (EXACT NAME OF REGISTRANT)

                                3435 STELZER ROAD
                              COLUMBUS, OHIO 43219
                     (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)

                                 (614) 470-8000
                        (AREA CODE AND TELEPHONE NUMBER)

                            NOTIFICATION OF ELECTION
                            ------------------------

     THE UNDERSIGNED REGISTERED OPEN-END INVESTMENT COMPANY HEREBY NOTIFIES THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") THAT IT ELECTS TO COMMIT ITSELF TO PAY IN CASH ALL REDEMPTIONS BY A SHAREHOLDER OF RECORD OF THE FUNDS AS PROVIDED BY RULE 18F-1 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED. IT IS UNDERSTOOD THAT THIS ELECTION IS IRREVOCABLE WHILE SUCH RULE IS IN EFFECT UNLESS THE COMMISSION BY ORDER UPON APPLICATION PERMITS THE WITHDRAWAL OF THIS NOTIFICATION OF ELECTION.




                                    SIGNATURE

     PURSUANT TO THE REQUIREMENTS OF RULE 18F-1 UNDER THE INVESTMENT COMPANY ACT OF 1940, THE REGISTRANT HAS CAUSED THIS NOTIFICATION OF ELECTION TO BE DULY EXECUTED ON ITS BEHALF IN THE CITY OF COLUMBUS AND THE STATE OF OHIO ON THE 24TH DAY OF JULY, 1998.


                          SIGNATURE: THE COVENTRY GROUP



                             BY: /s/ WALTER B. GRIMM
                                 -------------------
                                     WALTER B. GRIMM
                                     PRESIDENT






ATTEST: /s/ PAUL T. KANE
        ----------------
            PAUL T. KANE
            TREASURER